UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

VCA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

VCA Inc.

12401 West Olympic Boulevard

Los Angeles, CA 90064-1022

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 28, 2017

This is a supplement to the proxy statement dated February 15, 2017 (the “proxy statement”) of VCA Inc. (the “Company,” “VCA,” “we,” “our” or “us”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at VCA’s corporate offices located at 12401 W. Olympic Boulevard, Los Angeles, California 90064-1022 on March 28, 2017 at 10:00 a.m. Pacific Time. The purpose of the special meeting is to consider and vote upon the following proposals: (1) to approve the adoption of the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of January 7, 2017, by and among the Company, MMI Holdings, Inc., a Delaware corporation (“Acquiror”), Venice Merger Sub Inc., a Delaware corporation and direct or indirect wholly owned subsidiary of Acquiror (“Merger Sub”), and, solely for purposes of Section 9.15 of the merger agreement, Mars, Incorporated, a Delaware corporation (“Mars”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Acquiror; (2) to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers (collectively, the “named executive officers”) in connection with the merger; and (3) to approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the adoption of the merger agreement. The Company’s board of directors (the “Board”) previously established February 10, 2017 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof (to the fullest extent permitted by law).

The Board unanimously approved and declared advisable the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE MERGER. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

Litigation Relating to the Merger

In connection with the merger, three putative class action complaints have been filed in the United States District Court for the Central District of California against the Company and its directors. The three complaints are captioned as follows: (1) Hight v. VCA Inc. et al., Case No. 5:17-cv-00289 (filed February 15, 2017), which also names Mars, Merger Sub and Acquiror as defendants; (2) Moran v. VCA Inc. et al., Case No. 2:17-cv-01502 (filed February 23, 2017); and (3) Krieger v. VCA Inc. et al., Case No. 2:17-cv-01790 (filed March 6, 2017) (collectively, the “Merger Litigation”). These complaints, which have been brought by alleged VCA stockholders, generally allege that the Company’s proxy statement omitted certain material information relating to the merger.

The actions seek, among other things, (a) to enjoin the defendants from proceeding with the shareholder vote on the merger or completing the merger on the agreed upon terms, (b) rescission of the merger or an award of rescissory damages, to the extent the merger has already been consummated, and (c) an award of plaintiff’s costs, including attorneys’ and experts’ fees, and other equitable relief as the court deems proper.

The Company and the other defendants named in the Merger Litigation believe that the claims asserted in the Merger Litigation are without merit and no supplemental disclosure is required under applicable law. However, in order to avoid the risk of the Merger Litigation delaying or adversely affecting the merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the proxy statement as described in this Schedule 14A. Nothing in this

Schedule 14A shall be deemed an admission by the Company or any of such other defendants or any other person or entity of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company and such other defendants deny all liability with respect to the facts and claims alleged in the Merger Litigation and specifically deny all allegations that any additional disclosure was or is required.

Supplemental Disclosures

The Company is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. As noted above, none of the defendants have admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement previously mailed to you. Defined terms used but not defined herein have the meanings set forth in the proxy statement. The disclosures appear below the appropriate section headings that correspond to the sections in the proxy statement. Page numbers used herein are with reference to the proxy statement filed with the Securities and Exchange Commission (the “SEC”) on Form DEFM 14A on February 15, 2017 and available free of charge at the SEC’s web site, www.sec.gov. Paragraph references used herein refer to the proxy statement prior to any additions or deletions resulting from the supplemental disclosures. Without admitting in any way that any of the disclosures below are material or required by the federal securities laws, state fiduciary law, or any other applicable rule, statute, regulation or law, the Company makes the following additional disclosures:

(1) Supplement to “The Merger—Background of the Merger”

The following disclosure amends and restates the second full paragraph on page 30 of the proxy statement under the heading “Background of the Merger”:

In October 2016, representatives of a private equity firm, which we refer to as “Potential Buyer A,” contacted Robert L. Antin, Chairman, Chief Executive Officer and President of the Company, indicating that it may have an interest in acquiring all of the capital stock of the Company. In response, the Board authorized management to enter into a confidentiality agreement with Potential Buyer A and permit it access to a limited amount of non-public information to determine whether a sale of the Company in a leveraged buyout transaction represented a feasible strategic alternative at such time. The confidentiality agreement expressly prohibited Potential Buyer A from contacting any actual or potential co-investors, financiers or other third parties who would or might provide equity, debt or other financing for a transaction without the Company’s consent. The confidentiality agreement also contained customary standstill provisions which, among other things, prevented Potential Buyer A and its representatives from acquiring the Company’s common stock or participating in a proxy solicitation regarding the Company’s common stock without the Company’s consent. The confidentiality agreement did not contain (i) a provision that would cause the standstill provision to terminate upon the announcement of the proposed transaction or (ii) a “don’t ask, don’t waive” provision that would restrict Potential Buyer A from requesting a waiver of the standstill provisions. (For further disclosure regarding the waiver by the Company of standstill provisions, see the section entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals” beginning on page 69). As of the date of this proxy statement, the standstill provision remains in effect. There were no discussions with Potential Buyer A regarding price or other terms of a potential transaction and the Board did not engage a financial advisor. Potential Buyer A was first provided access to a “virtual data room” for this purpose on November 8, 2016.

(2) Supplement to “The Merger—Opinion of the Financial Advisor to the Company”

The following disclosure amends and restates the second paragraph under the subheading “Discounted Cash Flow Analysis” beginning on page 45 of the proxy statement:

To calculate the estimated enterprise value of the Company using the discounted cash flow method, Barclays added (i) the Company’s projected Unlevered Free Cash Flows (as defined in the section entitled “— Projected Financial Information” beginning on page 50) for the years ending December 31, 2017 through December 31, 2021, based on the Final Management Projections to (ii) the “terminal value” of the Company as of December 31, 2021, and discounted both such amounts to its present value, as of December 31, 2016, using a range of after-tax discount rates of 8.0% to 10.0% which was based on Barclays’ assessment of the Company’s weighted average cost of capital derived using the capital asset pricing model, taking into account certain metrics including the levered betas, unlevered betas and capital structures of the Company and comparable companies (listed below). Additionally, Barclays took into account the historical equity risk premium, size premia and yields for U.S. treasury notes. The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples of 12.0x to 14.0x, which was informed by analyzing the results from the selected comparable company analysis described below and qualitative judgments made by Barclays, and applying such range to the Company’s estimated 2021 Adjusted EBITDA (as defined in the section entitled “—Projected Financial Information” beginning on page 50) included in the Final Management Projections. Using a range of estimated enterprise values of the Company calculated using the discounted cash flow method as described above, Barclays then calculated a range of implied equity values per share of the Company by subtracting the sum of management’s estimates of short and long-term debt less management’s estimates of cash and cash equivalents, or “net debt” ($1.286 billion, as provided by the Company’s management) and the book value of any minority interest (or other such similar interests) ($120 million, as provided by the Company’s management), in each a case, as of December 31, 2016, from the estimated enterprise value using the discounted cash flow method as described above and dividing such amount by the fully diluted number of shares of the Company’s common stock as of January 6, 2017 (based on approximately 81.573 million shares of common stock issued and outstanding (including 341 thousand shares of Restricted Stock), 670 thousand RSUs, 309 thousand Company Options at a weighted average share price (WASP) of $18.94 and 132 thousand Company Options at a WASP of $15.98, as provided by the Company’s management on January 6, 2017). Of the implied equity value per share range of $69.75 to $92.50, approximately 97% was derived from the discounted value of the terminal values with the balance derived from the discounted value of the Unlevered Free Cash Flow in 2017 through 2021.

The following disclosure amends and restates the first and second paragraphs under the subheading “Selected Precedent Transaction Analysis” beginning on page 46 of the proxy statement.

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays deemed relevant, based on its experience with merger and acquisition transactions and its familiarity with the animal health industry.

The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Announced	Acquiror	Target	EV /LTM ADJUSTED EBITDA
December 12, 2015	Merial Animal Health	Sanofi	19.3x
May 4, 2015	Patterson Companies	Animal Health International	16.2x
January 12, 2015	AmerisourceBergen	MWI Veterinary Supply	19.1x
January 6, 2015	Ontario Teachers	PetVet Care Centers	11.0x
November 17, 2014	Zoetis	Abbott Animal Health	Not available
July 21, 2014	Summit Partners	Independent VetCare	9.9x
July 17, 2014	Ares Management	National Veterinary Associates	11.5x
April 22, 2014	Eli Lilly	Novartis Animal Health	Not available
November 30, 2009	Henry Schein	Butler Animal Health Supply	Not available

The following disclosure amends and restates the first paragraph under the subheading “Selected Comparable Company Analysis” on page 47 of the proxy statement:

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays deemed comparable to the Company. The results of this selected comparable company analysis are summarized below:

	EV / ADJUSTED EBITDA	ADJUSTED P / E
	CY 2017E	CY 2017E
Zoetis Inc.	15.6x	23.1x
IDEXX Laboratories, Inc.	24.9x	41.7x
Patterson Companies, Inc.	11.9x	17.3x
Virbac S.A.	14.2x	26.4x
Dechra Pharmaceuticals PLC	16.3x	23.5x
Phibro Animal Health Corporation	12.0x	19.7x
Abaxis, Inc.	21.1x	36.7x
CVS Group PLC	18.3x	25.9x
Heska Corporation	22.8x	47.9x
Vetoquinol S.A.	9.1x	18.9x
Petmed Express, Inc.	11.8x	20.3x

(3) Supplement to “The Merger—Projected Financial Information”

The following disclosure amends and restates footnote (1) to Tables 1 and 2 under the heading “Projected Financial Information” on page 52 of the proxy statement.

(1) Adjusted EBITDA is defined for the purposes of the Management Projections as “Consolidated Adjusted EBITDA”, as such term is defined in the Credit Agreement, dated June 29, 2016, by and among the Company and the other parties thereto, which is attached as Exhibit 10.1 to the Form 8-K filed by the Company with the SEC on June 29, 2016, with further adjustments to add back (1) certain integration costs incurred in connection with business combinations, (2) unusual or non-recurring losses or expenses, (3) charges resulting from foreign exchange losses, (4) reasonable expenses related to equity offerings or acquisitions, recapitalizations, divestitures or asset sales, and (5) minority interests (or other similar interests), and subtract (6) income resulting from foreign exchange gains, (7) non-cash stock based compensation, and (8) interest income. Adjusted EBITDA is a non-GAAP financial measure of performance. The following table presents a reconciliation of Adjusted EBITDA in “Table 2: Final Management Projections”, as a performance measure, to the most closely related financial measure reported under GAAP:

($ in millions, except per share data)† (a) Source: Company management as of December 30, 2016.	FY 2016E*	FY 2017E	FY 2018E	FY 2019E	FY 2020E	FY 2021E
Net Income (GAAP)	$207.5	$233.9	$267.0	$307.2	$351.9	$397.5
Interest expense	$33.8	$41.7	$41.5	$42.1	$37.5	$30.2
Provision for income taxes	$133.9	$146.0	$166.3	$190.7	$217.9	$245.0
Depreciation	$65.1	$79.4	$91.9	$104.2	$117.0	$134.3
Amortization(b)	$38.1	$50.6	$53.6	$57.3	$59.3	$56.4
Non-cash stock based compensation	$18.6	$19.0	$20.2	$21.8	$22.7	$24.9
Net loss on sale or disposal of assets	$0.6	$0.4	$0.4	$0.4	$0.4	$0.4
Transaction costs(c)	$1.6	—	—	—	—	—
Other income	$(1.0)	$(0.9)	$(0.9)	$(0.9)	$(0.9)	$(0.9)

Consolidated Adjusted EBITDA	$498.0	$570.1	$640.1	$722.6	$805.9	$887.8

Integration Costs	$1.3	—	—	—	—	—
Unusual or non-recurring losses or expenses(d)	$2.0	—	—	—	—	—
Minority interests	$8.5	$12.4	$15.0	$18.0	$21.2	$26.1
Non-cash stock based compensation	$(18.6)	$(19.0)	$(20.2)	$(21.8)	$(22.7)	$(24.9)
Interest income	$(0.4)	$(0.2)	$(0.1)	$(0.1)	$(0.1)	$(0.3)

Adjusted EBITDA (Non-GAAP)	$490.9	$563.3	$634.8	$718.8	$804.3	$888.7

*	Represents Q1-Q3 2016 actual figures plus Q4 2016 estimates.
†	All figures are rounded.
(a)	Line items referenced in the first sentence of this Footnote 1 but not included in the above table are projected at $0 for the covered period.
(b)	Amortization as reportable on a fully consolidated GAAP basis.
(c)	Consisting of $1.6 million of debt retirement costs.
(d)	Consisting of a $2.0 million adjustment to selling, general and administrative expenses.

The following disclosure amends and restates footnote (2) to Tables 1 and 2 under the heading “Projected Financial Information” on page 52 of the proxy statement.

(2) Adjusted Net Income is defined for the purposes of the Management Projections as consolidated GAAP net income, with further adjustments to add back (1) certain consolidated acquisition related amortization expense (net of tax effects), (2) certain integration costs incurred in connection with acquisitions (net of tax effects), (3) other non-cash items reducing consolidated net income (net of tax effects) and (4) unusual or non-recurring losses or expense (net of tax effects). Adjusted Net Income is a non-GAAP financial measure of performance. The following table presents a reconciliation of Adjusted Net Income in “Table 2: Final Management Projections”, as a performance measure, to the most closely related financial measure reported under GAAP:

($ in millions, except per share data)† Source: Company management as of December 30, 2016.	FY 2016E*	FY 2017E	FY 2018E	FY 2019E	FY 2020E	FY 2021E
Net Income (GAAP)	$207.5	$233.9	$267.0	$307.2	$351.9	$397.5
Amortization(a)	$36.0	$47.3	$50.3	$53.9	$56.0	$53.5
Integration costs	$1.3	—	—	—	—	—
Other non-cash(b)	$1.0	—	—	—	—	—
Unusual or non-recurring losses or expenses(c)	$5.0	—	—	—	—	—
Tax impact	$(16.6)	$(18.5)	$(19.7)	$(21.1)	$(21.9)	$(21.0)

Adjusted Net Income (Non-GAAP)	$234.3	$262.7	$297.6	$340.0	$386.0	$430.1

*	Represents Q1-Q3 2016 actual figures plus Q4 2016 estimates.
†	All figures are rounded.
(a)	Amortization as reportable on a fully consolidated GAAP basis, excluding amortization attributable to material non-controlling interests.
(b)	Consisting of a $1.0 million adjustment to income tax liabilities.
(c)	Consisting of a $2.0 million adjustment to selling, general and administrative expenses, a $1.4 million adjustment to interest expense and $1.6 million of debt retirement costs.

The following disclosure amends and restates footnote (5) to Tables 1 and 2 under the heading “Projected Financial Information” on page 53 of the proxy statement.

(5) Unlevered Free Cash Flow is defined for purposes of the Management Projections as tax-affected adjusted earnings before interest, tax expense and amortization (with expected stock-based compensation treated as a cash expense and excluding amortization of purchased intangibles deductible for tax purposes), plus depreciation and amortization of purchased intangibles deductible for tax purposes, minus capital expenditures and adjusted for changes in working capital. Unlevered Free Cash Flow was not calculated for 2016. The following table presents a reconciliation of Unlevered Free Cash Flow in “Table 2: Final Management Projections”, as a performance measure, to the most closely related financial measure reported under GAAP:

($ in millions, except per share data)† Source: Company management as of December 30, 2016.	FY 2017E	FY 2018E	FY 2019E	FY 2020E	FY 2021E
Adjusted EBITDA (Non-GAAP)(a)	$563.3	$634.8	$718.8	$804.3	$888.7
Depreciation	$(79.4)	$(91.9)	$(104.2)	$(117.0)	$(134.3)
Tax deductible amortization	$(3.3)	$(3.3)	$(3.3)	$(3.3)	$(2.8)

Adjusted EBITA	$480.6	$539.5	$611.3	$684.0	$751.5
Taxes	$(184.7)	$(207.0)	$(234.2)	$(261.6)	$(286.6)

Tax affected adjusted earnings before interest, tax expense and amortization	$295.9	$332.5	$377.2	$422.4	$465.0
Depreciation	$79.4	$91.9	$104.2	$117.0	$134.3
Tax deductible amortization	$3.3	$3.3	$3.3	$3.3	$2.8
Capital expenditures including acquisitions	$(374.8)	$(372.2)	$(394.5)	$(403.0)	$(411.1)
(Increase)/decrease in net working capital	$(36.0)	$(28.2)	$(30.3)	$(32.1)	$(31.6)

Unlevered Free Cash Flow	($32.3)	$27.3	$59.9	$107.7	$159.3

†	All figures are rounded.
(a)	See Footnote (1) to “Table 1: Preliminary Management Projections” and “Table 2: Final Management Projections” on page 52 for a reconciliation of Adjusted EBITDA to Net Income.

(4) Supplement to “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals”

The following disclosure supplements and is to be inserted immediately before the last paragraph under the subheading “Non-Solicitation; Takeover Proposals” on page 69 of the proxy statement.

Furthermore, the Company has agreed that it shall not, and shall cause its subsidiaries not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or knowingly fail to enforce, any confidentiality obligations with respect to a Company takeover proposal or similar matter or any standstill provision in any agreement to which the Company or any of its subsidiaries is a party; provided that, prior to the time the Company stockholder approval is obtained, but not after, the Company may waive any standstill or similar provisions to the extent necessary to permit a person or group to make, on a confidential basis to the Board, a Company takeover proposal (conditioned upon such person agreeing to disclosure of such Company takeover proposal to Acquiror); provided, further, that the Company may only take such action if the Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure of the Board to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the securities laws with respect to the proposed transaction between the Company, Mars and certain subsidiaries of Mars. We have included herein statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We generally identify forward-looking statements in this document using words like “believe,” “intend,” “expect,” “estimate,” “may,” “plan,” “should,” “could,” “forecast,” “looking ahead,” “possible,” “will,” “project,” “contemplate,” “anticipate,” “predict,” “potential,” “continue,” or similar expressions. You may find some of these statements below and elsewhere in this document. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control. Any or all of our forward-looking statements in this document may turn out to be incorrect. They can be affected by inaccurate assumptions we might make, or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this document will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company; (ii) the failure to satisfy or obtain waivers of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans and operations of the Company, including the risk of adverse reactions or changes to business relationships with customers, suppliers and other business partners of the Company; (vi) potential difficulties in the hiring or retention of employees of the Company as a result of the proposed transaction; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) potential litigation relating to the merger agreement or the proposed transaction; (ix) unexpected costs, charges or expenses resulting from the proposed transaction; (x) competitive responses to the proposed transaction; and (xi) legislative, regulatory and economic developments. The foregoing list of factors is not exclusive. Additional risks and uncertainties that could affect the Company’s financial and operating results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017, and the Company’s more recent reports filed with the SEC. The Company can give no assurance that the conditions to the proposed transaction will be satisfied, or that it will close within the anticipated time period. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which statements were made. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, on February 15, 2017, the Company filed with the SEC and mailed (or otherwise provided) to each stockholder entitled to vote at the special meeting relating to the proposed transaction a definitive proxy statement on Schedule 14A and a form of proxy. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and any other materials or documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of the Company’s website (http://investor.vca.com).

By Order of the Board of Directors,

Tomas W. Fuller

Chief Financial Officer,

Vice President and Secretary

March 13, 2017